Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

2 Year Autocallable Equity Linked Securities Linked to the Worst of GOOG and CRWV

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	Alphabet Inc. (ticker: "GOOG") and CoreWeave, Inc. (ticker: "CRWV")
Pricing date:	November 14, 2025
Valuation date:	November 16, 2027
Maturity date:	Unless earlier redeemed, November 19, 2027
Coupon:	At least 15.50%* per annum, paid monthly
Final barrier value:	For each underlying, 60% of its initial underlying value
Automatic early redemption:	If, as of any potential autocall date, each underlying has become a knocked-in underlying, the securities will be automatically called for an amount equal to the principal plus the related coupon
Knock-in:	An underlying will "knock in" on any potential autocall date or the valuation date if its closing value on that date is greater than or equal to its initial underlying value.
Knocked-in underlying:	A "knocked-in underlying" is an underlying that has knocked in on any potential autocall date or the valuation date. An underlying that knocks in on any potential autocall date or the valuation date will be a knocked-in underlying, regardless of whether it knocks in on any other date or dates.
Potential autocall dates:	Monthly, beginning after three months
Equity ratio:	For each underlying, the stated principal amount *divided* by its initial underlying value
CUSIP / ISIN:	17331BWF2 / US17331BWF20
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the valuation date
Underlying return:	For each underlying on any date, (current closing value - initial underlying value) / initial underlying value
Worst performer:	On any date, the underlying with the lowest underlying return
Payment at maturity (if not autocalled):	You will receive at maturity, for each security you then hold, the final coupon payment plus: • If, as of the valuation date, each underlying has become a knocked-in underlying: $1,000 • If, as of the valuation date, any underlying has not become a knocked-in underlying and: ○ the final underlying value of the worst performer on the valuation date is **greater than or equal to** its final barrier value: $1,000 ○ the final underlying value of the worst performer on the valuation date is **less than** its final barrier value: a fixed number of underlying shares of the worst performer equal to its equity ratio (or, if we elect, the cash value of those shares based on its final underlying value) If any underlying has not become a knocked-in underlying as of the valuation date and the final underlying value of the worst performer on the valuation date is less than its final barrier value, you will receive underlying shares (or, in our sole discretion, cash) that will be worth significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated November 7, 2025

*The actual coupon will be determined on the pricing date.

** The hypotheticals assume the coupon will be set to the lowest value indicated in this offering summary.

***The hypotheticals assume that none of the underlyings have previously become knocked-in underlyings as of the relevant potential autocall date or valuation date, as applicable.

Hypothetical Interim Payment per Security**/***

Hypothetical Underlying Return of Worst Performer on Potential Autocall Date***	Hypothetical Payment on the Immediately Following Coupon Payment Date	Hypothetical Redemption
100.00%	$1,012.917	Redeemed
50.00%	$1,012.917	Redeemed
25.00%	$1,012.917	Redeemed
0.00%	$1,012.917	Redeemed
-10.00%	$12.917	Securities not redeemed
-20.00%	$12.917	Securities not redeemed
-25.00%	$12.917	Securities not redeemed
-75.00%	$12.917	Securities not redeemed
-100.00%	$12.917	Securities not redeemed

If, as of any potential autocall date, each underlying has become a knocked-in underlying, then the securities will be automatically redeemed prior to maturity.

Hypothetical Payment at Maturity per Security**/***

Assumes the securities have not been automatically redeemed prior to maturity and includes the final coupon payment

Hypothetical Underlying Return of Worst Performer on Valuation Date	Hypothetical Payment at Maturity
100.00%	$1,012.917
75.00%	$1,012.917
50.00%	$1,012.917
25.00%	$1,012.917
0.00%	$1,012.917
-40.00%	$1,012.917
-40.01%	$612.817
-50.00%	$512.917
-75.00%	$262.917
-100.00%	$12.917

Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If any underlying has not become a knocked - in underlying as of the valuation date, your payment at maturity will depend on the final underlying value of the worst performer on the valuation date. If the final underlying value of the worst performer on the valuation date is less than its final barrier value, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares of the worst performer on the valuation date (or, in our sole discretion, cash based on its final underlying value) that will be worth significantly less than the stated principal amount and possibly nothing. There is no minimum payment at maturity on the securities (excluding the final coupon payment), and you may lose up to all of your investment. • Higher coupon rates are associated with greater risk. • The securities are subject to heightened risk because they have multiple underlyings. • The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly, regardless of the performance of any other underlying. • You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive coupon payments . • The securities offer downside exposure to the worst performer, but no upside exposure to any underlying. • The performance of the securities will depend on the closing values of the underlyings solely on the potential autocall dates and the valuation date, which makes the securities particularly sensitive to the volatility of the closing values of the underlyings. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.